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                                  EXHIBIT 11
                             Anika Research, Inc.
               Computation of Primary and Fully Diluted Earnings
                                  (Unaudited)

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
                                                  Three months ended        Nine months ended
                                                        May 31,                   May 31,
                                                    1996      1995            1996      1995
PRIMARY AND FULLY DILUTED:                      ---------------------    -------------------------
- --------------------------
Net loss:                                       ($551,259)  ($452,142)   ($1,934,563)  ($1,086,971)

Weighted average number of common
  shares outstanding                            4,785,786   3,219,450      3,791,514     3,211,292

Dilutive effect of outstanding stock
  options and warrancts                                 0           0              0             0

Weighted average number of common
  shares as adjusted                            4,785,786   3,219,450      3,791,514     3,211,292
                                                ---------------------    -------------------------

Primary and fully diluted earnings per share       ($0.12)     ($0.14)        ($0.51)       ($0.34)
                                                =====================    =========================
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